UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2012

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA		01864
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2012, Teradyne, Inc. (“Teradyne” or the “Company”) entered into an agreement with Jeffrey R. Hotchkiss, President, Systems Test Group in connection with his retirement as an officer of the Company effective June 29, 2012.

Under the agreement, Mr. Hotchkiss agreed to be available to provide consulting services as requested by the Company through January 27, 2016, to be bound by a customary non-competition and non-solicitation provision for that same period and to enter into a standard employment release. In exchange, through January 27, 2016, Mr. Hotchkiss’s unvested restricted stock units and stock options granted prior to 2012 will continue to vest in accordance with their terms; a pro-rated portion of his unvested restricted stock units and stock options granted in 2012 will vest in accordance with their terms; a pro-rated portion of his unvested performance-based restricted stock units granted in 2012 will vest at their target level commencing on the first anniversary of the grant date in accordance with their terms; and any vested options or options that vest during the period may be exercised for the remainder of the applicable option term. The agreement also includes additional, standard terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: July 3, 2012	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	V.P., Chief Financial Officer and Treasurer